Exhibit 99.1

PRESS RELEASE
1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701 (432) 684-3727		Manager of Investor Relations
http://www.plll.com		cindyt@plll.com
PARALLEL PETROLEUM ANNOUNCES PRODUCTION, WORK-IN-PROGRESS,
CAPEX BUDGETS AND FIELD OPERATIONS UPDATE
MIDLAND, Texas, (BUSINESS WIRE), November 3, 2008 — Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its third quarter 2008 average net daily production, work-in-progress, revised 2008 and preliminary 2009 capital investment (CAPEX) budgets, and field operations update. In a separate press release issued today, Parallel announced its financial results for the third quarter ended September 30, 2008. The Company’s financial and field operations conference call and webcast will be held Tuesday, November 4, 2008 at 2:00 p.m. Eastern time (1:00 p.m. Central time). Details for the conference call and webcast are disclosed at the end of this press release.
Net Daily Production — Third Quarter 2008 Average
The Company’s net daily production for the third quarter ended September 30, 2008 averaged 8,205 equivalent barrels of oil per day (BOEPD), an increase of 27% when compared to an average of 6,460 BOEPD during the third quarter ended September 30, 2007, and an increase of 6% when compared to an average of 7,716 BOEPD during the second quarter ended June 30, 2008. When comparing the third quarter of 2008 to the second quarter of 2008, production from the Company’s Permian Basin oil projects increased 17%, from 2,791 to 3,258 BOEPD, primarily due to a 167% increase of 469 BOEPD from the Diamond M properties related to the completion of six new wells and the acquisition of additional interests in the properties in June 2008. Additionally, production from the New Mexico Wolfcamp gas project increased 6%, from 2,004 to 2,117 BOEPD due to better, and more consistent, well results and timing of completions. The third quarter 2008 increases were partially offset by a 1% decrease in the Barnett Shale gas project, from 2,495 to 2,472 BOEPD, due to natural decline and timing of completions and connecting new wells to pipeline, and a 16% decrease in the Company’s South Texas gas properties from 426 to 358 BOEPD primarily due to normal decline.
Please refer to Table 1 at the end of this press release for quarterly comparison information pertaining to daily production by area/property for the third quarter of 2008, the second quarter of 2008 and the third quarter of 2007.
Work-in-Progress Well Operations
As of September 30, 2008, the Company had 38 gross (12.65 net) wells in progress. Of the 38 gross wells, 35 gross (11.37 net) wells were shut-in awaiting pipeline, completing or awaiting completion, and 3 gross (1.28 net) wells were drilling. Of the 35 wells that were shut-in awaiting pipeline, completing or awaiting completion, 31 gross (8.22 net) wells were in the Barnett Shale, 2 gross (1.53 net) wells were in the Wolfcamp, and 2 gross (1.62 net) wells were in the Permian Basin. Of the 3 wells that were drilling, 2 gross (0.48 net) wells were drilling in the Barnett Shale, and 1 gross (0.80 net) well was drilling in the Wolfcamp.
Please refer to Table 2 at the end of this press release for a summary of work-in-progress on certain of Parallel’s properties as of September 30, 2008.
Revised 2008 CAPEX Budget
Parallel has decreased its 2008 CAPEX budget approximately $17.7 million, or approximately 10%, from $171.6 million to approximately $153.9 million, excluding approximately $43.6 million for property acquisitions made during 2008. The $17.7 million decrease relates to fourth quarter 2008 activity only and is allocated as follows: $14.2 million is associated with a 9 gross (9.0 net) well decrease in the Company’s previously planned drilling activity in the New Mexico Wolfcamp project; $2.3 million is associated with the deferral of 3 gross (2.6 net) wells in the Diamond M Canyon Reef project due to the unavailability of a drilling rig until November 15, 2008; and $1.2 million is associated with the deferral of 3 gross (2.9 net) wells in the Utah/Colorado project due to delays in permitting. As of September 30, 2008, the Company had invested approximately $130.3 million of the revised $153.9 million budget.
Please refer to Table 3 at the end of this press release for further information pertaining to the revised 2008 CAPEX budget compared to third quarter 2008 average daily production and mid-year 2008 total proved reserves by property.
-more-

Parallel Petroleum Announces Production, Work-in-Progress,
CAPEX Budgets and Field Operations Update
November 3, 2008

Preliminary 2009 CAPEX Budget
Parallel’s preliminary 2009 CAPEX budget is approximately $118.8 million, which includes approximately $105.9 million for the drilling and completion of approximately 100 gross (62.7 net) new wells and the workover or conversion-to-injection of 45 gross (39.9 net) existing wells and approximately $12.9 million for the purchase of leasehold and seismic data. Of the total $118.8 million CAPEX budget, Parallel has budgeted approximately $61.7 million for its Barnett Shale Gas project and approximately $14.9 million for its New Mexico Wolfcamp Gas project. Additionally, the Company expects to invest approximately $40.4 million of the 2009 budget in its Permian Basin oil assets. The remainder of the 2009 budget will be allocated to the Company’s other projects.
Please refer to Table 4 at the end of this press release for further information pertaining to the preliminary 2009 CAPEX budget, as it compares to the revised 2008 CAPEX budget.
Management Comments
Larry C. Oldham, Parallel’s President, commented, “We have decreased our fourth quarter 2008 CAPEX budget approximately $17.7 million, or 43%, to approximately $23.6 million. In order to strengthen the Company’s liquidity and financial flexibility, we have recently drawn an additional $62.5 million under our revolving line of credit, bringing our total outstanding bank borrowings to approximately $225.0 million. The majority of the $62.5 million has been temporarily invested in a demand deposit money market account.”
Oldham continued, “In 2009, we intend to fund CAPEX out of operating cash flow, subject to periodic evaluation. Our preliminary 2009 CAPEX budget is an estimated $118.8 million, which includes approximately $61.7 million for the Barnett Shale gas project. Since we do not operate the Barnett Shale gas project, we do not control the timing of the project or its related CAPEX. However, because we operate our Permian Basin oil and New Mexico Wolfcamp gas projects, we have flexibility to control the timing and amount of discretionary CAPEX on these projects. Our estimated $55.3 million CAPEX budget for these projects in 2009 will be driven by the projects’ individual rates of return, our review of commodity markets, service costs, economic conditions, and other factors.”
Total Company Historical Performance — Net BOEPD
The following graph shows the 30% compounded annual growth rate (CAGR) in Parallel’s net production generated from 2002 through the third quarter of 2008. The graph also shows the relative volumetric contributions from each of Parallel’s project areas.
-more-

Parallel Petroleum Announces Production, Work-in-Progress,
CAPEX Budgets and Field Operations Update
November 3, 2008

Operations by Area/Property
Summarized below are Parallel’s more significant current projects, including its planned operations and CAPEX budgets for these projects in 2008 and 2009.
Fort Worth Basin of North Texas
Barnett Shale Gas Project, Tarrant County, Texas
Leasehold acreage in Parallel’s Barnett Shale gas project consists of approximately 32,905 gross (9,811 net) acres located in and around the Trinity River flood plain, east and west of downtown Fort Worth. At present, the project controls approximately 75 multi-well pad sites. Based on current industry practices, Parallel anticipates development drilling on 40-acre spacing.
As of September 30, 2008, Parallel’s Barnett Shale gas project had 79 gross (20.5 net) producing wells. For the third quarter ended September 30, 2008, daily production in this project averaged approximately 80,000 gross (14,832 net) Mcf of gas, or 2,472 net BOEPD. As of September 30, 2008, the Company had 33 gross (8.70 net) wells in progress in the Barnett Shale. Of the 33 gross wells, 8 wells were being completed, 17 wells were awaiting completion, 6 wells were shut-in awaiting pipeline, and 2 wells were drilling.
Based on information currently available, Parallel expects the operator, Chesapeake Energy Corporation (NYSE: CHK), to maintain a 4-rig drilling program for the foreseeable future. Chesapeake continues to install additional compression and pipeline in order to provide sufficient take-away capacity as new wells are drilled and completed and production volumes continue to increase. Since Parallel does not operate this project, it does not control the pace or the CAPEX budget. Parallel therefore considers the Barnett Shale gas project to be its top CAPEX priority.
Parallel’s 2008 budget for its Barnett Shale project is approximately $74.0 million for the drilling and completion of an estimated 53 gross (18.3 net) wells and leasehold acquisition.
Parallel’s preliminary 2009 budget for its Barnett Shale project is approximately $61.7 million for the drilling and completion of an estimated 48 gross (17.3 net) wells and leasehold acquisition.
The following graph depicts net production history, including the associated net producing wells at the end of each quarter in Parallel’s North Texas Barnett Shale gas project.
-more-

Parallel Petroleum Announces Production, Work-in-Progress,
CAPEX Budgets and Field Operations Update
November 3, 2008

Permian Basin of New Mexico
Wolfcamp Gas Project, Eddy and Chaves Counties, New Mexico
Parallel currently owns an interest in approximately 106,000 gross (85,000 net) acres in the Wolfcamp trend of Southeastern New Mexico, with the majority of the acreage being in the Northern and Southern Areas of the project.
As of September 30, 2008, Parallel operated 54 gross (43.2 net) producing gas wells in the New Mexico Wolfcamp gas project. In addition, the Company had ownership in another 32 gross (4.7 net) wells operated by other companies, primarily EOG Resources, Inc. (NYSE: EOG). For the third quarter ended September 30, 2008, daily production in this project averaged approximately 27,000 gross (12,702 net) Mcfe, or 2,117 net BOEPD. As of September 30, 2008, the Company had 1 well completing, 1 well awaiting completion, and 1 well drilling in the Northern Area of the project.
Parallel’s operations in its Wolfcamp project during 2008 has consisted of a 1-rig development drilling program in the Northern and Central Areas and the acquisition of a 3-D seismic survey in the Southern Area. As was announced in the August 4, 2008 operations press release, the Company anticipated that during the fourth quarter of 2008, a second rig would begin drilling in the Northern Area, and one rig would begin drilling in the Southern Area. However, due to uncertainties related to future natural gas prices and delays associated with interpretations of the 3-D seismic survey, the Company will not incorporate the additional drilling rigs at this time. The Company intends to drill 4 wells in the Northern Area during the fourth quarter of 2008. The drilling rig will then be released until sometime in 2009.
Parallel’s revised 2008 New Mexico Wolfcamp budget is approximately $50.0 million for the drilling and completion of an estimated 18 gross (18.0 net) operated wells, which represents a decrease of 9 gross (9.0 net) wells from the previous 2008 budget, the installation of pipelines and related infrastructure, the acquisition of additional leasehold, and the acquisition of 3-D seismic data in the Southern Area.
Parallel’s preliminary 2009 New Mexico Wolfcamp budget is approximately $14.9 million for the drilling and completion of an estimated 6 gross (6.0 net) operated wells, the installation of pipelines and related infrastructure, the acquisition of additional leasehold, and the interpretation of 3-D seismic data in the Southern Area.
The following graph depicts net production history, including the associated net producing wells at the end of each quarter in Parallel’s New Mexico Wolfcamp gas project.
-more-

Parallel Petroleum Announces Production, Work-in-Progress,
CAPEX Budgets and Field Operations Update
November 3, 2008

Permian Basin of West Texas
Parallel’s Permian Basin of West Texas oil properties currently consist of four major project areas. The Diamond M Canyon Reef, Carm-Ann San Andres, Harris San Andres and Fullerton San Andres projects comprise approximately 18,400 gross (16,275 net) acres, combined. Most of these properties have been added to Parallel’s portfolio since June 2002. Daily production from the west Texas Permian Basin oil properties averaged approximately 3,258 net BOEPD during the third quarter of 2008.
Diamond M Canyon Reef Unit & Shallow Leases, Scurry County, Texas
The Company’s revised 2008 budget for the Canyon Reef project is approximately $9.3 million for the drilling and completion of approximately 9 gross (6.6 net) new wells, and the workover or deepening of approximately 18 gross (15.8 net) existing wells. The Company’s previous 2008 budget included 12 gross (9.2 net) new wells, but 3 gross (2.6 net) wells have been deferred until the first quarter of 2009 due to the unavailability of a drilling rig until November 15, 2008.
The Company drilled, completed and placed the first 6 of the 9 planned wells on production between April 15 and August 1, 2008 at a combined initial test rate of 501 gross (380 net) BOEPD. Primarily as a result of this activity and the additional interests acquired, third quarter 2008 average daily production in the Canyon Reef was approximately 835 gross (635 net) BOEPD, as compared to 640 gross (236 net) BOEPD during the second quarter of 2008. The Company expects the first of the next 3 budgeted wells to be spudded on November 15, 2008 when the drilling rig is expected to become available.
The Company’s preliminary 2009 budget for the Canyon Reef project is approximately $19.5 million for the drilling and completion of approximately 21 gross (18.5 net) new wells and the workover or deepening of approximately 5 gross (4.4 net) existing wells.
The Company’s 2008 budget for the Diamond M Shallow project is approximately $1.5 million for the installation of dual injection strings in approximately 25 gross (19.4 net) existing wells. The preliminary 2009 budget for the Diamond M Shallow project is approximately $0.7 million for the installation of dual injection strings in approximately 12 gross (10.6 net) existing wells.
Parallel is the operator of these properties with an average working interest of approximately 88%.
Carm-Ann San Andres Field, Andrews & Gaines Counties, Texas
The Company’s 2008 budget for the Carm-Ann San Andres project is approximately $3.3 million for the drilling and completion of 5 gross (4.3 net) wells and the conversion-to-injection of 6 gross (5.1 net) existing wells. The 5 new wells were placed on production between June 19 and August 25, 2008 at a combined initial test rate of 240 gross (145 net) BOEPD.
The Company’s preliminary 2009 budget for the Carm-Ann San Andres project is approximately $0.4 million for the conversion-to-injection of 5 gross (4.3 net) existing wells.
The Company is currently involved in the unitization process prior to waterflood implementation and anticipates unit approval at Carm-Ann during the second half of 2009. In the interim, the Company will focus on activities prerequisite to waterflooding.
Parallel is the operator of these properties with an average working interest of approximately 77%.
Harris San Andres Field, Andrews & Gaines Counties, Texas
The Company’s 2008 budget for the Harris San Andres project is approximately $7.0 million for the drilling of an estimated 10 gross (9.0 net) wells and the re-frac workover or conversion-to-injection of 16 gross (14.4 net) existing wells. The 10 new wells were placed on production between June 11 and September 24, 2008 at a combined initial test rate of 654 gross (440 net) BOEPD.
-more-

Parallel Petroleum Announces Production, Work-in-Progress,
CAPEX Budgets and Field Operations Update
November 3, 2008

The Company’s preliminary 2009 budget for the Harris San Andres project is approximately $15.8 million for the drilling of an estimated 20 gross (18.0 net) wells and the re-frac workover or conversion-to-injection of 23 gross (20.7 net) existing wells. Water injection is expected to commence during the fourth quarter of 2008.
Parallel is the operator of these properties with an average working interest of approximately 90%.
Fullerton San Andres Field, Andrews County, Texas
The Company’s 2008 budget for the Fullerton project is approximately $4.0 million for the drilling of an estimated 7 gross (6.2 net) new wells and the conversion-to-injection of 2 gross (1.6 net) existing wells. A total of 4 wells have been drilled and completed at a combined initial test rate of 198 gross (155 net) BOEPD.
The Company’s preliminary 2009 budget for the Fullerton project is approximately $2.0 million for the drilling of an estimated 3 gross (2.6 net) new wells.
Parallel owns an 85% average working interest in these properties.
Onshore Gulf Coast of South Texas
Yegua/Frio/Wilcox and Cook Mountain Gas Projects, Jackson, Wharton and Liberty Counties, Texas
Daily production from the south Texas gas properties averaged approximately 358 net BOEPD during the third quarter of 2008.
The Company’s 2008 budget for South Texas projects is approximately $0.7 million for the drilling of 2 gross (0.5 net) wells. The Company’s preliminary 2009 budget for South Texas projects is approximately $0.2 million for the drilling of 1 gross (0.2 net) well.
Other Projects
East Texas Cotton Valley Reef Gas Project, Leon, Freestone and Anderson Counties
Parallel’s East Texas Cotton Valley Reef gas project consists of approximately 2,500 gross (117 net) acres. Parallel has a 4.7% working interest in this project. Parallel will be carried for its 4.7% share of the drilling and completion costs on the first six wells, and will back-in for its full interest at payout on a well by well basis. The first well is producing at an estimated rate of 1,000 Mcf of gas per day. The second well is awaiting completion.
The Company also has a 25% working interest in a new prospect in the Cotton Valley Reef project area consisting of approximately 10,000 gross (2,500 net) acres. The first well in this prospect is expected to be spudded on or before January 1, 2009.
Parallel’s 2008 budget for its East Texas gas project is $2.8 million for the drilling of 2 gross (0.3 net) wells. The Company’s preliminary 2009 budget is approximately $1.5 million for the drilling of 1 gross (0.25 net) well.
Utah/Colorado Conventional Oil & Gas and Heavy Oil Sand Projects, Uinta Basin
Parallel’s Utah/Colorado project consists of approximately 163,000 gross (155,000 net) acres. The primary objective is the Weber oil sand, with secondary objectives of conventional gas and heavy oil sands. The Company is currently awaiting drilling permit approval on three conventional oil and gas exploratory prospects. Approximately 10,000 gross acres of the Company’s leasehold is located on the geologic feature known as Asphalt Ridge. The Company is continuing to evaluate development options for these heavy oil sand deposits.
The Company’s revised 2008 budget for its Utah/Colorado project is approximately $0.3 million primarily for leasehold costs. The Company’s preliminary 2009 budget is approximately $0.1 million primarily for leasehold maintenance. Parallel owns and operates 97.5% of this project.
-more-

Parallel Petroleum Announces Production, Work-in-Progress,
CAPEX Budgets and Field Operations Update
November 3, 2008

Table 1 — Average Net Daily Production — 3Q 2008, Compared to 2Q 2008 and 3Q 2007
The following Table 1 represents a comparison of Parallel’s average net daily production (BOE per day) by area/property for the third quarter of 2008, the second quarter of 2008 and the third quarter of 2007. Detailed information on certain properties listed in this table is provided within the text of this press release.
TABLE 1
AVERAGE NET DAILY PRODUCTION — 3Q 2008, COMPARED TO 2Q 2008 AND 3Q 2007

	3Q 2008	2Q 2008	3Q 2007	3Q 2008	3Q 2008
	Average	Average	Average	Compared to	Compared to
	BOE	BOE	BOE	2Q 2008	3Q 2007
AREA/PROPERTY	per day	per day	per day	% Change	% Change

Resource Projects
Barnett Shale (1)	2,472	2,495	1,669	(1)%	48%
New Mexico Wolfcamp (2)	2,117	2,004	1,251	6%	69%

Total Resource Projects	4,589	4,499	2,920	2%	57%

Permian Basin of West Texas
Fullerton San Andres	1,400	1,442	1,492	(3)%	(6)%
Carm-Ann San Andres (3)	355	347	513	2%	(31)%
Harris San Andres (4)	535	511	509	5%	5%
Diamond M Shallow (5)	115	45	52	156%	121%
Diamond M Canyon Reef (5)	635	236	202	169%	214%
Other Permian Basin	218	210	246	4%	(11)%

Total Permian Basin	3,258	2,791	3,014	17%	8%

Onshore Gulf Coast of South Texas	358	426	526	(16)%	(32)%

GRAND TOTAL	8,205	7,716	6,460	6%	27%

(1)	3Q 2007 & 4Q 2007 — Production restricted due to limited take-away capacity. 1Q 2008 — compression added. 3Q 2008 — 33 gross (8.70 net) wells in progress.

(2)	3Q 2007 — Drilling in Southern Area deferred pending results of 3-D seismic.

(3)	Expect implementation of waterflood to start in 3Q 2009.

(4)	Expect implementation of waterflood to start in 4Q 2008.

(5)	2Q 2008 — Acquired additional interests. Please refer to press release dated June 26, 2008. 3Q 2008 — Added 6 new Canyon Reef wells.
-more-

Parallel Petroleum Announces Production, Work-in-Progress,
CAPEX Budgets and Field Operations Update
November 3, 2008

Table 2 — Work-in-Progress Well Operations
The following Table 2 is a summary of work-in-progress oil and gas well operations on certain of Parallel’s properties as of September 30, 2008. Detailed information on the well operations in this table is provided within the text of this press release.
TABLE 2
WORK-IN-PROGRESS WELL OPERATIONS
AS OF SEPTEMBER 30, 2008

	Number of Wells
Work-in-Progress Well Operations	Gross	Net

North Texas Barnett Shale
Drilling	2	0.48
Completing	8	1.49
Awaiting completion	17	4.60
Shut-in, awaiting pipeline	6	2.13

Total Barnett Shale	33	8.70

New Mexico Wolfcamp
Drilling	1	0.80
Completing	1	0.78
Awaiting completion	1	0.75

Total Wolfcamp	3	2.33

West Texas Permian Basin
Awaiting completion	2	1.62

TOTAL	38	12.65

-more-

Parallel Petroleum Announces Production, Work-in-Progress,
CAPEX Budgets and Field Operations Update
November 3, 2008

Table 3 — 2008 CAPEX Budget — Compared to Average Net Daily Production and Total Proved Reserves by Property
The following Table 3 represents Parallel’s revised and previous 2008 CAPEX budget, compared to third quarter 2008 average net daily production and total proved reserves as of June 30, 2008, on a property basis. Detailed information on certain properties listed in this table is provided within the text of this press release.
TABLE 3
2008 CAPEX BUDGET COMPARED TO 3Q 2008 AVERAGE NET DAILY PRODUCTION
AND JUNE 30, 2008 TOTAL PROVED RESERVES BY PROPERTY

	2008		3Q 2008		6/30/2008
	CAPEX Budget ($MM) (1)		Avg Daily Production		Total Proved Reserves (2)
AREA/PROPERTY	Revised	Previous	BOE	%	MMBOE	%

Resource Projects
Barnett Shale	$74.0	$74.0	2,472	30%	4.3	10%
New Mexico Wolfcamp (3)	50.0	64.2	2,117	26%	7.5	17%

Total Resource Projects	$124.0	$138.2	4,589	56%	11.8	27%

Permian Basin of West Texas
Fullerton San Andres	$4.0	$4.0	1,400	17%	9.3	21%
Carm-Ann San Andres	3.3	3.3	355	4%	7.0	16%
Harris San Andres	7.0	7.0	535	7%	8.1	18%
Diamond M Shallow	1.5	1.5	115	1%	1.9	5%
Diamond M Canyon Reef (4)	9.3	11.6	635	8%	4.2	10%
Other Permian Basin	1.0	1.0	218	3%	1.0	2%

Total Permian Basin	$26.1	$28.4	3,258	40%	31.5	72%

Onshore Gulf Coast of South Texas	$0.7	$0.7	358	4%	0.5	1%

Other Projects
East Texas	$2.8	$2.8	—	0%	—	0%
Utah/Colorado (5)	0.3	1.5	—	0%	—	0%

Total Other Projects	$3.1	$4.3	—	0%	—	0%

GRAND TOTAL	$153.9	$171.6	8,205	100%	43.8	100%

(1)	The revised and previous CAPEX budgets for 2008 exclude $43.6 million for property acquisitions made during 2008.

(2)	June 30, 2008 total proved reserves of 43.8 MMBOE are based on an independent reserve study by Cawley, Gillespie & Associates, Inc., utilizing NYMEX prices of $140.00 per barrel of oil and $13.16 per Mcf of natural gas, and realized average prices of $134.66 per barrel of oil and $12.43 per Mcf of natural gas, as of June 30, 2008. Oil and natural gas prices have dropped significantly since June 30, 2008. Based on an internally prepared reserve analysis as of June 30, 2008, utilizing NYMEX prices of $60.00 per barrel of oil and $6.00 per Mcf of natural gas, the Company estimates that total proved reserves would decrease approximately 17% to 36.4 MMBOE.

(3)	The $14.2 million decrease in the New Mexico Wolfcamp budget is associated with a decrease in drilling activity of 9 gross (9.0 net) wells.

(4)	The $2.3 million decrease in the Diamond M Canyon Reef budget is associated with the deferral of 3 gross (2.6 net) wells, due to the unavailability of a drilling rig until November 15, 2008.

(5)	The $1.2 million decrease in the Utah/Colorado budget is associated with the deferral of 3 gross (2.9 net) wells, due to delays in permitting.
-more-

Parallel Petroleum Announces Production, Work-in-Progress,
CAPEX Budgets and Field Operations Update
November 3, 2008

Table 4 — Preliminary 2009 CAPEX Budget Compared to Revised 2008 CAPEX Budget
The following Table 4 represents Parallel’s preliminary 2009 CAPEX budget compared to the revised 2008 CAPEX budget. Detailed information on certain properties listed in this table is provided within the text of this press release.
TABLE 4
PRELIMINARY 2009 CAPEX BUDGET COMPARED TO REVISED 2008 CAPEX BUDGET

	CAPEX Budget ($MM)
	Preliminary	Revised	Increase
AREA/PROPERTY	2009	2008(1)	(Decrease)	Comments for 2009 vs 2008 Budgets(2)

Resource Projects
Barnett Shale	$61.7	$74.0	$(12.3)	• LHC decreased $14.0 MM; 5 fewer wells
New Mexico Wolfcamp	14.9	50.0	(35.1)	• LHC decreased $5.7 MM; 12 fewer wells

Total Resource Projects	$76.6	$124.0	$(47.4)

Permian Basin of West Texas
Fullerton San Andres	$2.0	$4.0	$(2.0)	• 4 fewer wells
Carm-Ann San Andres	0.4	3.3	(2.9)	• 5 fewer wells
Harris San Andres	15.8	7.0	8.8	• 10 more wells
Diamond M Shallow	0.7	1.5	(0.8)	• 13 fewer dual injection strings
Diamond M Canyon Reef	19.5	9.3	10.2	• 12 more wells
Other Permian Basin	2.0	1.0	1.0	• Increased maintenance costs

Total Permian Basin	$40.4	$26.1	$14.3

Onshore Gulf Coast of South Texas	$0.2	$0.7	$(0.5)

Other Projects
East Texas	$1.5	$2.8	$(1.3)	• LHC decreased $1.4 MM
Utah/Colorado	0.1	0.3	(0.2)

Total Other Projects	$1.6	$3.1	$(1.5)

GRAND TOTAL	$118.8	$153.9	$(35.1)

(1)	Excludes $43.6 million for property acquisitions made during 2008.

(2)	LHC is leasehold costs.
-more-

Parallel Petroleum Announces Production, Work-in-Progress,
CAPEX Budgets and Field Operations Update
November 3, 2008

Conference Call and Webcast Information
Parallel’s management will host a conference call to discuss third quarter 2008 financial results, production, work-in-progress, revised 2008 and preliminary 2009 CAPEX budgets, and field operations. In addition to this press release, please refer to Parallel’s third quarter 2008 earnings release also dated November 3, 2008 and its Form 10-Q Report for the quarter ended September 30, 2008 that was filed with the Securities and Exchange Commission on November 3, 2008.
The conference call will be held on Tuesday, November 4, 2008, at 2:00 p.m. Eastern time (1:00 p.m. Central time). To participate in the call, dial 888-713-4214 or 617-213-4866, Participant Passcode 91935159, at least ten minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 60017895.
Participants may pre-register for the call at Parallel’s web site on the Event Details page for the webcast or at www.theconferencingservice.com/prereg/key.process?key=PC9VAMWQU. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.
The Company
Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the exploitation, development, acquisition and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel is available via the internet at www.plll.com.
This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to:
•	the results of exploratory drilling activity;

•	the Company’s growth strategy;

•	changes in oil and natural gas prices;

•	operating risks;

•	availability of drilling equipment;

•	outstanding indebtedness;

•	weaknesses in our internal controls;

•	the inherent variability in early production tests;

•	uncertainties inherent in estimating production rates;

•	the availability and capacity of natural gas gathering and transportation facilities;

•	the period of time that our oil and natural gas wells have been producing;

•	changes in interest rates;

•	dependence on weather conditions;

•	seasonality;

•	expansion and other activities of competitors;

•	changes in federal or state environmental laws and the administration of such laws; and

•	the general condition of the economy and its effect on the securities market.
While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
###